                                                                   EXHIBIT 99(b)


[LOGO]                                               The Brink's Company
                                                     1801 Bayberry Court
                                                     P.O. Box 18100
                                                     Richmond, VA 23226-8100 USA
PRESS RELEASE                                        Tel. 804.289.9600
                                                     Fax 804.289.9758

Contact:                                             FOR IMMEDIATE RELEASE
Investor Relations
804.289.9709


                    The Brink's Company Updates 2004 Results

                     Recording of Non-cash Items Results in
             Increase in Reported Net Income and Earnings per Share

     Richmond, Va. (March 15, 2005) - The Brink's Company (NYSE: BCO) announced today that it is updating its financial results for the fourth quarter and full year 2004 to reflect the recording of two non-cash items that result in an increase in reported net income and earnings per share for the year.

     As disclosed in the Company's February 8, 2005, earnings release, the administrators of multi-employer pension plans in which the Company participates had not provided sufficient information to develop an updated estimate of the Company's potential withdrawal liability prior to the announcement of results for the fourth quarter and full year 2004. Additional information has now been received and due to improvements in the funded status of the plans, the Company expects its ultimate obligation to be approximately $37 million. The reduction in the estimate for the obligation will be recorded as a benefit within discontinued operations for the fourth quarter - $7.3 million pretax and $4.7 million after tax. As a result, income from discontinued operations was $5.9 million ($0.11 per diluted share) for the fourth quarter and $20.9 million ($0.38 per diluted share) for the full year.

     In addition, as the Company completed its reviews and control procedures related to deferred income taxes, it reduced the provision for tax expense by $2.1 million. This non-cash benefit will be reflected within continuing operations. Accordingly, income from continuing operations was $33.1 million ($0.59 per diluted share) for the fourth quarter of 2004 and $100.6 million ($1.82 per diluted share) for the full year.

     The Company also announced that it expects to file today its Form 10-K covering the year ended December 31, 2004.


                                   -- more --


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This release  contains both historical and  forward-looking  information.  Words such as "anticipates," "estimates," "expects," "projects," "intends," "plans," "believes," "may," "should" and similar expressions may identify forward-looking information. Forward-looking information in this document includes, but is not limited to, statements regarding estimated obligations related to the expected withdrawal from multi-employer pension plans this year and estimated deferred tax expense. The forward-looking information in this document is subject to known and unknown risks, uncertainties and contingencies that could cause actual results to differ materially from those that are anticipated.

These risks, uncertainties and contingencies, many of which are beyond the control of The Brink's Company and its subsidiaries, include, but are not limited to, the timing of any withdrawal from the multi-employer plans, the performance of the investments made by the multi-employer plans, changes in estimates made by the multi-employer plans, the number of participants in the multi-employer plans and the cost to administer the plans, comparisons of hours works by covered coal employees over the last five years versus industry averages, changes in valuation allowances, determinations as to the likelihood of realization of deferred tax assets, the return to profitability of operations in jurisdictions where the Company has recorded valuation adjustments and governmental regulations and initiatives. The information included in this release is representative only as of the date of this release and The Brink's Company undertakes no obligation to update any information contained in this release.

About The Brink's Company
The Brink's Company (NYSE: BCO) is a global leader in business and security services. The Company's three businesses are Brink's, Incorporated, the world's premier provider of secure transportation and cash management services; Brink's Home Security, one of the largest and most successful residential alarm companies in North America; and BAX Global, an industry leader in freight transportation and global supply chain management solutions. For more information, please visit The Brink's Company website at www.brinkscompany.com, or call toll free 877-275-7488.


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                               THE BRINK'S COMPANY
                                and Subsidiaries

                 Condensed Consolidated Statements of Operations
                     (In millions, except per share amounts)
                                   (Unaudited)

Updated


                                                                  Three Months Ended                    Years Ended
                                                                     December 31,                      December 31,
                                                                2004             2003              2004            2003
-------------------------------------------------------------------------------------------------------------------------
Revenues                                                  $  1,297.1           1,109.7          4,718.1          3,998.6

Expenses:
Operating expenses                                           1,080.4             916.7          3,964.2          3,404.2
Selling, general and administrative expenses                   159.7             139.9            573.1            520.6
-------------------------------------------------------------------------------------------------------------------------
   Total expenses                                            1,240.1           1,056.6          4,537.3          3,924.8
Gain on sale of equity interest                                  -                10.4              -               10.4
Other operating income, net                                      2.7               0.7              9.1             15.6
-------------------------------------------------------------------------------------------------------------------------
   Operating profit                                             59.7              64.2            189.9             99.8

Interest expense                                                (5.3)             (6.0)           (22.9)           (25.4)
Interest and other income, net                                   0.7               1.9              7.4              8.5
Minority interest                                               (4.8)             (3.6)           (12.9)            (9.0)
-------------------------------------------------------------------------------------------------------------------------
   Income from continuing operations before income taxes        50.3              56.5            161.5             73.9
Provision for income taxes                                      17.2              52.2             60.9             55.7
-------------------------------------------------------------------------------------------------------------------------

   Income from continuing operations                            33.1               4.3            100.6             18.2

Income (loss) from discontinued operations, net of tax           5.9             (29.3)            20.9             11.2
-------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                         $     39.0             (25.0)           121.5             29.4
=========================================================================================================================


Basic net income (loss) per common share:
   Continuing operations                                  $     0.60              0.08             1.84            0.34
   Discontinued operations                                      0.11             (0.55)            0.39            0.21
-------------------------------------------------------------------------------------------------------------------------
                                                          $     0.71             (0.47)            2.23            0.55
=========================================================================================================================
Diluted net income (loss) per common share:
   Continuing operations                                  $     0.59              0.08             1.82            0.34
   Discontinued operations                                      0.11             (0.55)            0.38            0.21
-------------------------------------------------------------------------------------------------------------------------
                                                          $     0.70             (0.47)            2.20            0.55
=========================================================================================================================

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


                               THE BRINK'S COMPANY
                                and Subsidiaries

                      Condensed Consolidated Balance Sheets
                                  (In millions)



Updated                                                                 December 31,      December 31,
                                                                           2004               2003
------------------------------------------------------------------------------------------------------
                                                                        (Unaudited)

                                     Assets
Cash                                                                  $     169.0              128.7
Other current assets                                                        923.6              731.8
Property and equipment, net                                                 914.0              873.2
Goodwill, net                                                               259.6              244.1
Voluntary Employees' Beneficiary Association trust ("VEBA") (a)               -                105.2
Other assets                                                                412.0              465.6
------------------------------------------------------------------------------------------------------
   Total assets                                                       $   2,678.2            2,548.6
======================================================================================================

                      Liabilities and Shareholders' Equity
Current debt                                                          $      62.6               53.0
Other current liabilities                                                   969.5              791.1
Long-term debt                                                              181.6              221.5
Accrued pension costs                                                       117.0               86.6
Other postretirement benefits (a)                                           331.2              504.2
Other liabilities                                                           342.3              396.6
------------------------------------------------------------------------------------------------------
   Total liabilities                                                      2,004.2            2,053.0
Shareholders' equity                                                        674.0              495.6
------------------------------------------------------------------------------------------------------
   Total liabilities and shareholders' equity                         $   2,678.2            2,548.6
======================================================================================================

(a) The VEBA is accounted for as a plan asset of the Company's coal-related retiree medical benefit plan beginning in 2004.


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


                               THE BRINK'S COMPANY
                                and Subsidiaries


                   INCOME (LOSS) FROM Discontinued operations
                                  (In millions)
                                   (Unaudited)



Updated                                                            Three Months Ended           Years Ended
                                                                       December 31,             December 31,
                                                                    2004        2003           2004      2003
---------------------------------------------------------------------------------------------------------------
Gain (loss) on sales of:
   Natural Gas                                                  $    -          (1.1)           -        56.2
   Timber                                                            -           4.8           20.7       4.8
   Gold                                                              -           -             (0.9)      -
   Coal                                                              5.0         -              5.0       -

Results from operations:
   Natural Gas                                                       -           -              -        11.2
   Timber                                                            -          (0.5)          (0.5)     (0.2)
   Gold                                                              -          (1.6)          (1.2)     (4.1)

Adjustments to contingent liabilities of former operations:
   Health Benefit Act liabilities                                    3.2       (31.3)           3.2     (31.3)
   Withdrawal liabilities                                            7.3       (14.0)          15.4     (17.0)
   Reclamation liabilities                                          (0.1)       (3.2)          (0.1)     (3.2)
   Workers' compensation liabilities                                (4.9)        0.2           (4.9)      0.2
   Recovery of environmental costs                                   -           5.3            -         5.3
   Other                                                            (0.4)       (2.1)          (3.3)     (2.7)
---------------------------------------------------------------------------------------------------------------
Income (loss) from discontinued operations before income taxes      10.1       (43.5)          33.4      19.2
Income tax (expense) benefit                                        (4.2)       14.2          (12.5)     (8.0)
---------------------------------------------------------------------------------------------------------------
Income (loss) from discontinued operations                      $    5.9       (29.3)          20.9      11.2
===============================================================================================================



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